Exhibit 4.11

AMENDMENT NO. 1

TO THE

PUERTO RICO SAVINGS & INVESTMENT PLAN

(Restated Effective as of October 1, 2009)

THIS AMENDMENT NO. 1 to the Puerto Rico Savings & Investment Plan, as amended and restated on October 1, 2009 (the “Plan”), is made and entered into the 21st day of December, 2010. The provisions of this Amendment shall be effective January 1, 2010, unless otherwise provided herein;

W I T N E S S E T H:

WHEREAS, Reynolds American Inc. (“RAI”) maintains the Plan for the benefit of eligible employees of its subsidiary R.J. Reynolds Tobacco (CI), Co.; and

WHEREAS, the RAI Employee Benefits Committee (the “Committee”), by actions taken on December 21, 2010, authorized amendments to the Plan to (i) make certain revisions required to comply with the Heroes Earnings Assistance and Relief Tax Act of 2008, (ii) increase the automatic enrollment percentage for pre-tax contributions to 6% of compensation, and (iii) make certain other administrative changes to the Plan; and

WHEREAS, such actions of the Committee further authorized the members of the Committee to perform any and all acts and execute any and all documents that they may deem necessary to effectuate the Committee’s resolutions.

NOW, THEREFORE, the Plan hereby is amended as follows:

1.

Effective as of January 1, 2007, Section 1.46 of the Plan is hereby amended in its entirety to read as follows:

“1.46 USERRA means the Uniformed Services Employment and Reemployment Rights Act. Notwithstanding any provision of this Plan to the contrary, contributions, benefits and service credit with respect to “qualified military service” will be provided in accordance with USERRA. “Qualified military service” means any service in the uniformed services (as defined in chapter 43 of title 38 of the United States Code) by any individual if such individual is entitled to reemployment rights under such chapter with respect to such service.”

2.

Effective January 1, 2011, the first sentence of Section 2.02(b) is hereby amended in its entirety to read as follows:

“If the Eligible Employee does not make the application contemplated in Section 2.02(a) prior to his Automatic Enrollment Date, such Eligible Employee shall become a Participant effective as of his Automatic Enrollment Date and shall be deemed to have (i) authorized payroll deductions for Basic Contributions in accordance with Section 3.01, equal to 6% of his Compensation and (ii) elected to invest such contributions in the Vanguard LifeStrategy Conservative Growth Fund, or such other fund as the Pension Investment Committee may designate.”

3.

Effective as of January 1, 2007, Section 6.02(d) of the Plan is hereby amended in its entirety to read as follows:

“(d)	death while an Employee or, effective January 1, 2007, while performing “qualified military service” as defined in Section 1.46,”

4.

Schedule A of the Plan is hereby to read as follows:

“SCHEDULE A

COMPENSATION

I.	The following payments are included as Compensation for all Participants:

(a)	Basic salary.

(b)	Shift premium pay.

(c)	Overtime.

(d)	Commissions.

(e)	Sales incentive payments.

(f)	Vacation pay (except as noted in Part II below).

(g)	Compensation deferred pursuant to salary reduction arrangements under PR Code Section 1165(e).

(h)	Salary continuation payments during an approved leave of absence, provided that such salary continuation shall be included without any offset for military pay.

(i)	Lump sum payments in lieu of an increase in basic salary.

(j)	Annual Incentive Award (“AIA”) bonus or any similar bonus if (i) payment is made on a non-deferred basis and (ii) the total aggregate amount of such bonuses do not exceed the regular AIA for the plan year and/or the maximum AIA payable under the Reynolds American Inc. Omnibus Incentive Compensation Plan.

II.	The following payments are not included as Compensation for Participants:

(a)	Vacation pay received in lieu of vacation taken.

(b)	Moving expenses.

(c)	Housing differential.

(d)	Bonus payments unless specifically identified in Part I above.

(e)	Change of control bonus.

(f)	Stay-on bonus.

(g)	Management incentive plan payments unless specifically identified in Part I above.

(h)	Nondeferrable AIAP payments.

(i)	Deferrals made pursuant to the Reynolds American Scholastic Savings Plan.

(j)	Christmas bonus.”

IN WITNESS WHEREOF, the undersigned member of the Committee has executed this Amendment No. 1 on the day and year first written above.

RAI Employee Benefits Committee

By:	/s/ McDara P. Folan, III
McDara P. Folan, III Secretary

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